                          SALE AND PURCHASE AGREEMENT


         THIS SALE AND PURCHASE AGREEMENT is entered into as of this 21st day of January, 1997 by and among MOBILE COMMUNICATIONS SYSTEMS, L.P., a Georgia limited partnership ("Seller"), and CELLULAR DYNAMICS TELEPHONE COMPANY OF GEORGIA, successor in interest to Palmer Wireless Holdings, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller and Buyer executed a previous Sale and Purchase Agreement, dated August 22, 1996 ("Prior Agreement"), for the sale and purchase of the Assets (as defined herein);

         WHEREAS, this Sale and Purchase Agreement replaces and supersedes, in its entirety, the Prior Agreement between the parties;

         WHEREAS, Seller owns and operates a nonwireline cellular telephone system, licensed by the Federal Communications Commission, serving the Georgia-13 Early Rural Service Area--Market 383, together with certain microwave and auxiliary facilities; and

         WHEREAS, Buyer desires to purchase all the Assets (as hereinafter defined) from Seller, and Seller desires to sell all the Assets to Buyer, all in accordance with and subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

         1. Definitions and References. As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

         "Accounts Receivable" means all accounts receivable with respect to the System as of the end of the business day immediately preceding the Closing Date.

         "Assets" means the System and all real, personal and mixed assets, both tangible and intangible (including the business of the System as a "going concern") wherever located, owned or held by the Seller and which are used or useful principally in connection with the business and operations of the System, and all Accounts Receivable thereof, but not including any cash or cash equivalents or any assets listed on Schedule 1.5 hereto. Subject to the provisions of Section 7, Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between that date and the Closing Date, and shall include, without limitation, all of Seller's right, title and interest:

                 (a) In all Accounts Receivable, deposits and prepaid expenses.

                 (b) In that certain real property set forth and described in Schedule 1.1, and in the leasehold interests in that certain real property described in Schedule 1.2 (collectively, the "Property").

                 (c) In all buildings, structures, fixtures, and other improvements now or hereafter actually or constructively attached to the Property, and all modifications, additions, restorations, or replacements of the whole or any part thereof, including, without limitation, those described in Schedules 1.1 and 1.2 (the "Improvements").

                 (d) As landlord (whether named as such therein or by assignment or otherwise) in all leases and subleases, if any, of the Property and the Improvements now existing or at any time hereafter made, and any and all amendments, modifications, supplements, renewals and extensions thereof, together with all rents, royalties, security deposits, revenues, issues, earnings, profits, income and other benefits of the Property or the Improvements to become due as of the end of the business day immediately preceding the Closing Date with respect to the Property or the Improvements or any part thereof.

                 (e) In and to all streets, roads and public places, opened or proposed, and all easements and rights of way, public and private, tenements, hereditaments, rights and appurtenances, now or hereafter used in connection with, or belonging, incident or appertaining to, the Property or the Improvements.

                 (f) In all of the furniture, fixtures, furnishings, machinery, equipment, inventory, cellular telephone units, spare parts and accessories, supplies, transmitters/receivers, antenna and towers and other property maintained, owned or held by Seller and which are used or useful principally in connection with the business and operations of the System, (including property held by customers on a leased or rented basis) including, without limitation, those described in Schedule 1.3.

                 (g) In all of the Licenses (as hereinafter defined) for the System as more fully described in Schedule 1.4.

                 (h) In all of the contracts, agreements, leases, options, manufacturer's warranties and other intangible assets owned or held by Seller and used or useful principally in connection with the business and operations of the System, including, without





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                          limitation, those contracts, agreements and leases
                          described in Schedule 1.6.

                 (i) In all accounting data, trade secrets, customer lists, supplier lists, customer account information and related tangible and intangible assets owned or held by Seller, including, without limitation, those described in Schedule 1.7.

                 (j) In all engineering, business and other books, papers, files and records pertaining to the operation of the System and the Assets.

         "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

         "Closing Date" means the time and date on which the Closing takes place, as established by Section 11.01.

         "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

         "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; or other applicable federal, state, or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to the protection of human health and the environment.

         "Escrow Agent" shall mean Union Bank of California, N.A.

         "Escrow Agreement" shall mean the Agreement between Buyer, Seller and Escrow Agent, dated as of the date hereof, substantially in the form of Exhibit A hereto.

         "FCC" means the Federal Communications Commission.





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         "FCC Order" means an order or orders of the FCC, or of the Chief,
Wireless Telecommunications Bureau, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the System, as proposed in the applications therefor, without conditions which are adverse to Buyer or which in any way diminish the operating rights with respect to the Assets and the System, except any such conditions expressly accepted by Buyer in writing.

         "Final Order" means the FCC Order(s) as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

         "Hazardous Materials" means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under the Environmental Laws.

         "Indemnification Escrow" means the One Million Dollar ($1,000,000) fund held by the Escrow Agent to fund any indemnification claims made by Buyer as defined in Section 2.06 hereof.

         "Independent Accountant" means Deloitte and Touche LLP in Washington,
DC.

         "Licenses" means all of the licenses and other authorizations issued by the FCC, Federal Aviation Administration ("FAA") and applicable state regulatory commissions ("PUCs") in connection with the System, as set forth in
Schedule 1.4, and all applications and construction permits relating thereto.

         "Net Working Capital" shall mean Accounts Receivable, net of allowance for doubtful accounts, plus inventory (net of allowance for obsolete inventory), and plus prepaid expenses (excluding prepaid insurance premiums and prepaid interest), less trade payables, accrued expenses and other current liabilities, except any Notes Payable or other debt or interest on any such Notes or other debt, which shall be retained and paid by Seller, all such amounts determined in accordance with GAAP and derived from the Seller's Closing Balance Sheets.

         "Seller Closing Balance Sheets" means the Preliminary Seller Closing Balance Sheet referred to in Section 2.02(c) and the Final Seller Closing Balance Sheet referred to in Section 2.02(d) and subject to the representations and warranties recited in Section 3.04 hereof.





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         "Survey" means the surveys for all parcels of real property described on Schedule 1.1, each of which shall be prepared by a registered land surveyor licensed in the state where such real property is located (the "Surveyor"), certified by the Surveyor to Buyer and Buyer's lender, and showing (a) the location of all lot and street lines, (b) the location of encroachments, overhangs or projections by buildings or improvements erected on adjacent lands or on such real property, (c) means of ingress and egress to public roads, (d) the location of all utility and other easements, rights of way, set-back lines and other matters of record affecting such real property; (e) a description and the location of all existing improvements (including parking areas), and (f) such other facts and information as Buyer may require.

         "System" means the nonwireline cellular telephone system, licensed by the Federal Communications Commission with the authority to provide cellular telephone service to the Georgia -13- Early Rural Service Area - Market 383 which includes within its licensed geographic area the entirety of the following counties in the State of Georgia: Calhoun, Early, Baker, Mitchell, Miller, Seminole, Decatur, Grady and Thomas and also including all microwave and auxiliary facilities currently required to operate the GA-13 nonwireline cellular system as it is currently being operated.

         "Title Insurance Commitment" means a title insurance commitment issued by a title insurance company in the State of Georgia acceptable to Buyer with respect to the real property described in Schedule 1.1 for (i) an owner's policy of title insurance showing fee simple title to the real property described in Schedule 1.1 in Buyer, with no exception as to survey matters. The dollar amount of the policy shall be equal to the amount of consideration allocated to the real property pursuant to Section 16.

         Various other terms are defined as part of the definition of "Assets" above and shall have the meanings set forth in such definition, unless the context otherwise requires. Other terms concerning the purchase price, environmental and other matters shall have the meanings set forth in the Agreement.

         All references to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

         2. Sale and Purchase of Assets; Purchase Price; Payment of Purchase Price; Assumption of Liabilities.

         2.01 Asset Sale. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing.





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



         2.02 Purchase Price. (a) For and in consideration of the conveyances and assignments described herein, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, a purchase price equal to (i) Thirty Million Dollars ($30,000,000) ("Preliminary Purchase Price").

               (b) The Preliminary Purchase Price shall be adjusted as follows (as so adjusted "Final Purchase Price"): increased or decreased by the dollar amount (positive or negative) of the Net Working Capital of Seller on the Closing Date ("Working Capital Adjustment").

               (c) The Working Capital Adjustment to the Preliminary Purchase Price, described in 2.02 (b) (i) above, will be made at the Closing based upon a good faith estimate by the Seller of the dollar amount of such adjustment, such estimates to be based upon a Preliminary Seller Closing Balance Sheet, to be delivered to Buyer at least ten (10) business days prior to the Closing Date, along with a statement detailing the Working Capital Adjustment (the Working Capital Adjustment at Closing hereinafter shall mean "Initial Adjustment Amount").

               (d) As promptly as practicable after the Closing Date (but in no event later than thirty (30) days thereafter) Seller shall prepare and deliver to Buyer for its review and comment (i) the Final Seller Closing Balance Sheet and Income Statement as of the Closing Date; and (ii) the "Closing Statement", reasonably detailing as of the opening of business on the Closing Date (or other time period contemplated by this Agreement) Seller's determination of the Working Capital Adjustment. If Buyer objects to any amounts reflected on the Final Seller Closing Balance Sheet and Income Statement, as of the Closing Date, or the Closing Statement, Buyer must, within fifteen (15) business days after Buyer's receipt of the Final Seller Closing Balance Sheet, Income Statement and Closing Statement, give written notice (the "Notice") to Seller specifying in reasonable detail its objections, or Seller's determination of the Purchase Price Adjustments shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) business day period (the "Resolution Period") after the date of Seller's receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to the Independent Accountant who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within forty-five
(45) days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Buyer will provide Seller with access to the books,





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records and personnel of Buyer that Seller reasonably determines is necessary to prepare the Closing Date Balance Sheet and the Closing Statement.

               (e) If the Purchase Price Adjustments (as finally determined in accordance with the provisions as set forth in 2.02 (e)) less the Initial Adjustment Amount is a positive (negative) amount, then within five (5) business days after such final determination, Buyer (Seller) shall pay by wire transfer to Seller (Buyer) such amount in immediately available funds.

         2.03  Manner of Payment   Subject to adjustment as provided in the
Agreement, at Closing Buyer shall pay to Seller (or to any other person as Seller may direct in writing) by wire transfer of immediately available funds to such banks and accounts as shall be specified by Seller, the Preliminary Purchase Price plus or minus the Initial Adjustment Amount and minus the Indemnification Escrow (the "Closing Cash Payment").

         2.04 Assumption of Liabilities. At the Closing, Buyer shall assume only the following liabilities and obligations of Seller: (a) all current liabilities associated with the Assets, to the extent reflected on the Seller Closing Balance Sheets; (b) the liabilities and obligations of Seller to be performed after the Closing Date under the contracts, agreements and leases set forth and described in Schedules 1.2, 1.6 and 7 and (c) the liabilities and obligations of Seller to be performed after the Closing Date under any contracts, agreements and leases which are entered into after the date hereof (in compliance with Section 7) and which are identified in the certificate referred to in Section 11.02(c). Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller including any current portions of long term debt or any other liabilities, except those specified in this
Section 2.04. All such assumptions pursuant to this Section 2.04 shall be subject to Buyer's confirmation with creditors of existing unperformed obligations.

         2.05 Apportionment of Certain Expenses. As promptly as practicable after the Closing Date (but in no event later than forty-five (45) days thereafter), each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this
Section 2.05 together with reasonable supporting documentation. The apportioned amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. The following items shall be apportioned as of the Closing Date with respect to the System: (1) rents and other charges and fees payable or being assumed by Buyer; (ii) real estate and personal property taxes, sewer rents and charges and other state, county and municipal taxes and charges affecting the Licenses and the Assets or any portion thereof, on the basis of the fiscal year for which the same are levied, imposed or assessed; (iii) charges for water, electricity, gas, oil, steam, telephone and all other utilities; (iv) such other items as are customarily apportioned in connection with the sale of similar property in the location of the property being transferred.





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         2.06  Indemnification Escrow.  As security for the indemnification covenants of Seller contained in this Agreement, on the Closing Date, the Buyer shall transfer to the Escrow Agent One Million Dollars ($1,000,000), which amount (including any interest thereon, the "Indemnification Escrow") shall be held by the Escrow Agent for one year, pursuant to the terms of the Escrow Agreement. Buyer shall be entitled to draw upon the Indemnification Escrow for payment of all indemnification claims made by Buyer pursuant to Section 14 hereof.

         3. Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

         3.01 Organization and Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has the full and unrestricted power and authority to own, lease and operate the Assets, to carry on its businesses as now conducted, and to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby and thereby.

         3.02 Authorization. The execution, delivery and performance of this Agreement and of the agreements and instruments to be executed by Seller hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument to be executed by Seller hereunder will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms. Except as specified in Section 3.05, the execution, delivery and performance by Seller of this Agreement and the agreements and instruments to be executed by Seller hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

         3.03 Litigation; Compliance with Law. There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as Seller knows, threatened against or involving Seller, the Assets, the System or the System's business and operations, at law or in equity, or before or by any court, arbitrator or governmental authority, and neither Seller nor the System is operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority, except for those listed in
Schedule 2. So far as Seller knows, Seller has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller, to the Assets, to the System and to its businesses and

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operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Seller has obtained all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct the operations of the System as presently conducted and to own, use and maintain the Assets.

         3.04  Financial Statements and Condition; Liabilities.

               (a) The unaudited balance sheets, statements of assets and liabilities, and statements of revenues and expenses, and each and every other financial statement depicting the operations of the System and the business of Seller, and the notes thereto, for the period commencing January 1, 1996 and ending June 30, 1996 have or will be delivered to Buyer, as specified on
Schedule 3, (collectively with the Seller Closing Balance Sheets referred to as "Unaudited Financials"). The Unaudited Financials have been prepared in accordance with the books and records of Seller and with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and have presented and will present fairly in all material respects the financial positions, incomes, expenses, assets, liabilities, shareholders' equity and results of operations of the System and Seller as of the dates and for the periods indicated; and each and every financial statement to be delivered to Buyer pursuant to Section 7.02(l) will be prepared by Seller in accordance with its books and records and with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods, and, subject to year-end adjustments where applicable, will present fairly the financial positions, incomes, expenses, assets, liabilities, shareholders' equity and results of operations of Seller and the System as of the dates and for the periods indicated.

               (b) Except as reflected in the balance sheets as of December 31, 1995, including the notes thereto and except as disclosed in Schedule 3.04 hereto, there exist no liabilities of Seller relating to the Assets or the System, contingent or absolute, matured or unmatured, known or unknown. Since December 31, 1995, (i) Seller has not made or terminated any material contract, agreement or commitment or incurred any material obligation or liability (contingent or otherwise) relating to the Assets or the System, (ii) there has not been any discharge or satisfaction of any obligation or liability owed to Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, (iii) there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets or in the condition (financial or otherwise) of the System or of the business of Seller; and (iv) Seller has conducted the business of the System diligently and substantially in the manner heretofore conducted and only in the ordinary course.

         3.05  Assets; Consents.

               (a) Except as otherwise set forth in Schedule 1.5, the Assets to be acquired at the Closing as listed in the schedules hereto constitute all of the real, personal, and mixed assets, both tangible and intangible, that are used, held for use or necessary for the business and operations of the System.

               (b) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has insurable, fee simple title to the Assets, free and clear of any Encumbrances, except for and subject only to (i) liens for real estate taxes not yet due and payable, (ii) existing easements restrictions and encumbrances of record on real property which do not materially impair the use of such property for the purposes contemplated hereunder, and (iii) those encumbrances set forth in Schedule 1.1, which shall be removed prior to or contemporaneously with the Closing Date.

               (c) On the Closing Date, Buyer shall acquire insurable, fee simple title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances, except for and subject only to liens for real estate taxes not yet due and payable, existing easements restrictions and encumbrances of record on real property which do not materially impair the use of such property for the purposes contemplated hereunder, and liens imposed by law, such as materialmen's, mechanics' carriers', vendors', warehousemen's and similar liens arising in the ordinary course of business in respect of obligations that are not yet due and payable and that do not, individually or in the aggregate, materially detract from the value or use of the Assets.

               (d) All of the Assets to be transferred hereunder are transferable by Seller by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except
(i) certain of the Licenses described in the Schedule 1.4 are not assignable without the consent of the FCC, FAA or PUCs as provided by law; (ii) certain of the agreements described in the schedules hereto, as specified in Schedule 1.2 and 1.6 by an asterisk, may be assigned only with the consent of third parties.

               (e) The Property and all of the Improvements have direct and unrestricted access (i) to all public utilities necessary for the uses to which the Property and all of the Improvements are presently devoted by Seller, and
(ii) to a public street. All Improvements lie entirely within the boundaries of the Property, and no structure of any kind encroaches on the Property. No portion of the Property or any Improvements is the subject of, or affected by, any condemnation or eminent domain proceedings currently instituted or pending, and so far as Seller knows, no such proceedings are threatened. The Property and the Improvements are not subject to any covenant or other restriction preventing or limiting Seller's right to convey Seller's right, title and interest in the Property and the Improvements or to use the Property and the Improvements for the various purposes for which the Property and the Improvements are being used.

               (f) The Accounts Receivable shown on the balance sheets referred to in Sections 3.04 and 7.02(l), including the Seller Closing Balance Sheets, with respect to the System have been collected or are collectible in amounts not less than the amounts thereof carried on the books of Seller, without right of recourse, defense, deduction, counterclaim, offset, or setoff on the part of the obligor, and reasonably can be expected to be collected within a reasonable time from the date incurred, except to the extent of the allowance for doubtful accounts shown on such balance sheets. Seller previously has delivered to Buyer a complete and accurate list, dated as of June 30, 1996, of all accounts receivable (whether billed or unbilled) with respect to the System as of such date. All deposits and prepaid expenses, if any, included as assets of Seller represent bona fide deposits or payments theretofore made by Seller, the benefit and advantage of which will be obtained and enjoyed by Seller and, after the Closing Date, by Buyer.

         3.06 Condition of Tangible Assets. To Seller's knowledge, (i) all tangible Assets (including the Improvements) are in good operating condition and repair (ordinary wear and tear excepted), free of material defects, latent or patent, and are suitable, adequate and fit for the uses for which they are intended or are being used; (ii) the present use of such Assets does not violate in any material respect any applicable licenses, statutes, or building, fire, zoning, health and safety or any other laws or regulations; and (iii) all cellular phones included in the Assets are in good operating condition and contain a valid manufacturer's warranty excluding those phones in the hands of customers on which the warranty has expired.

         3.07 Trademarks Infringement. Seller does not have any knowledge nor has Seller received any notice to the effect that any service rendered by Seller relating to the business of the System may infringe on any trademark, service mark, trade name, copyright, patent, trade secret or legally protectable right of another.

         3.08 Licenses. The Licenses for the System are valid through the respective dates indicated in Schedule 1.4 and there are no orders, complaints, proceedings or investigations, pending or, so far as Seller knows, threatened, which would affect the validity of the Licenses. There is no material violation relating to the Licenses or by the System of any rules and regulations of the FCC. The Licenses represent all licenses required by the FCC for operation of the System.

         3.09 Reports and Records. All returns, reports and statements relating to the System currently required to be filed by Seller with the FCC or any other governmental instrumentality have been filed and complied with and are true, correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects. All documents required by the FCC's rules to be placed in the System's public files have been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the System, including but not limited to political and public record files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns, operator agreements and other records pertaining to the business and operations of the System have been maintained in all material respects in accordance with good business practices and the rules of the FCC.

         3.10 Contracts. The contracts, agreements, leases and commitments set forth and described in Schedules 1.2, 1.6 and 7 are all of the contracts, agreements, leases and commitments (both written and oral) relating to the Assets, to the System or to the business and operations thereof, other than contracts or commitments, (a) contracts for amounts less than $750 for the term of the contract individually or $5,000 in the aggregate, (b) entered into subsequent to the date of this Agreement and with Buyer's written approval, (c) not relating exclusively to the Assets or not to be assumed by Buyer pursuant to Section 2.04 hereof, or (d) entered into in the ordinary course of business. Seller has delivered true and complete copies or descriptions of all such contracts, agreements, leases and commitments (and all amendments and modifications thereto) to Buyer prior to the execution of this Agreement. The unperformed obligations ascertainable from the terms on the face of such contracts, agreements, leases and commitments (and any amendments or modifications thereto), are the existing unperformed obligations thereunder. Each contract, agreement, lease and commitment listed on the foregoing Schedules is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto. Seller has complied with all of the provisions of such contracts, agreements, leases and commitments and is not in default thereunder, and there has not occurred any event which, to the Seller's knowledge, (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. So far as Seller knows, there has not been (i) any failure of any party to any such contract, agreement, lease or commitment to comply with all provisions thereof, (ii) any default by any party thereunder, (iii) any threatened cancellation thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.

         3.11 Conflicts. Except as set forth in Schedule 4, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller, to the Assets or to the System, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller's Articles of Incorporation, Bylaws or other organizational documents, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the System is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

         3.12 Related Parties. Seller nor any partner of Seller or shareholder, officer or director of any general partner of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Assets or the system, and no shareholders of Seller have entered into any transactions with Seller relating to the Assets or the System.

         3.13 Taxes. Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other taxes except as shown on such returns. The amounts set up as a liability for income and other taxes on the balance sheets of Seller described in Section 3.04 and 7.02(l) are (or will be) sufficient for all accrued and unpaid taxes of Seller whether or not disputed, during or applicable to the periods ended on the dates of such balance sheets and all years and periods prior thereto for which Seller may be liable, and Seller will continue to make adequate provision for such taxes on Seller's books and records prior to the Closing Date; provided, however, that with respect to real estate taxes, such representation is made to the best of Seller's knowledge. Seller is not a party to any pending action or proceeding, and, so far as Seller knows, there is no action or proceeding threatened by any government or authority against Seller, for assessment or collection of taxes; and no unresolved claim for assessment or collection of taxes has been asserted against Seller. Prior to the Closing Date, Seller shall pay all tax assessments or other tax liabilities when due with respect to the ownership, business or operations of the Assets. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Seller for any period.

         3.14  Employee Benefit Plans.

               (a) Seller does not sponsor, maintain or contribute to, on behalf of any employees of the System, (1) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement ("Other Plan"). To the best of its knowledge, Seller has no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated and whether due or to become due) on behalf of any employees of the System with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan that is not listed in Schedule 6.

         3.15  Environmental Matters.

                 (a) Seller's Environmental Representations and Warranties. Seller hereby represents and warrants that, to Seller's knowledge, and except as disclosed on Schedule 3.15:

                        (i) There are no pending or threatened actions, suits, claims, orders, legal proceedings or any other proceedings based on Hazardous Materials or the Environmental Laws at the Property, or any part thereof, or otherwise arising from Seller's activities at the Property involving Hazardous Materials;

                        (ii) There are no conditions, facilities, procedures or any other facts or circumstances which could give rise to material claims, expenses, losses, liabilities, or governmental action against Buyer in connection with any Hazardous Materials present at or disposed of from the Property, including without limitation the following conditions arising out of, resulting from, or attributable to, the assets, business, or operations of Seller at the Property, or of Sellers predecessors in interest in the Property:
(A) the presence of any Hazardous Materials on the Property or the release or threatened release of any Hazardous Materials into the environment from the Property; (B) the off-site disposal of Hazardous Materials originating on or from the Property or the business or operations of Seller; (C) the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works; (D) any material noncompliance with federal, state or local requirements governing occupational safety and health; or (5) any facility operations, procedures or designs, which do not conform to the statutory or regulatory requirements of any Environmental Laws.

                        (iii) Neither polychlorinated biphenyls nor asbestos-containing materials are present on or in the Property.

                        (iv) The Property contains no underground storage tanks, or underground piping associated with tanks, used currently or in the past for the management of Hazardous Materials.

               (b) Environmental Indemnification by Seller. Seller agrees to indemnify, defend by counsel acceptable to Buyer, and hold harmless Buyer, its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Buyer") from and against and in respect of any and all claims, damages (including, without limitation, diminution in value), losses, liabilities and expenses, orders, lawsuits, deficiencies, interest, penalties, attorneys' fees and all amounts paid in defense or settlement of the foregoing whether or not arising out of third-party claims, which may be imposed upon or incurred by Buyer or asserted against Buyer by any other party or parties (including governmental entities), arising out of the matters addressed in the Seller's environmental representations and warranties. Such indemnification shall include without limitation any claims, expenses, losses, or liabilities resulting from the alleged exposure of any person to Hazardous Materials, regardless of whether such exposure resulted from activities of Seller or of the predecessors in interest of Seller.

               (c) Environmental Investigation. Seller and Buyer will cause to be conducted preliminary environmental site assessments (Phase Ones) and if recommended by the environmental consultant, environmental testing and laboratory evaluation (Phase Twos), of each parcel of its Property. Phase Ones and Phase Twos (if required) shall be (i) conducted in accordance with current ASTM standards; (ii) certified to both Seller and Buyer, (iii) performed by licensed environmental professionals mutually acceptable to both parties and
(iv) conducted at the sole expense of Buyer. Copies of the reports of each Phase One conducted will be provided to Buyer within forty -five (45) days after execution of this Agreement, but in no event less than thirty (30) days prior to Closing.

               (d) Confidentiality. Buyer agrees to keep and hold confidential any and all reports, summaries, studies or results that are the product of its investigations of the Property, and not to disclose such reports without the written consent of Seller or unless required to do so by applicable law.

         3.16 Labor Relations. There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its respective employees or agents or any union or collective bargaining unit. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 7 hereto, there are no collective bargaining agreements or employment agreements between Seller and any of its respective employees. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 7 hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Seller has previously delivered to Buyer an accurate and complete list, dated as of January 1, 1996 of all employees of Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.

         3.17 Insurance. Schedule 8 contains a list and brief description of all policies of title, property, fire, casualty, liability, life, workmen's compensation, and other forms of insurance of any kind relating to the Assets or the business and operations of the System and owned or held by Seller. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance in all material respects by Seller with all requirements of law and of all agreements to which Seller is a party; (iii) are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the System (including the business and operations thereof).

         3.18 Customers. Other than customer turnover in the ordinary course of business, Seller is not aware of any actual or threatened termination or cancellation or any material adverse change in the business relationships of Seller with customers that individually or in the aggregate accounted for five percent (5%) or more of the revenues of the System for the period from January 1, 1996 through June 30, 1996.

         3.19 Disclosure. All facts of material importance to the Assets, to the System and to the business of Seller have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Seller and no document, statement, certificate, opinion letter, schedule or exhibit to be furnished or delivered to Buyer pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

         4. Representations and Warranties by Buyer. Buyer represents, warrants and covenants to Seller as follows:

         4.01 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full and unrestricted power and authority, corporate or otherwise, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.

         4.02 Authorization. The execution, delivery and performance of this Agreement and of the agreements and instruments to be executed by Buyer hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument to be executed by Buyer hereunder will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms. Except for the consent of the FCC to the assignment to Buyer of the licenses described in
Schedule 1.4, the execution, delivery and performance by Buyer of this Agreement and the agreements and instruments to be executed by Buyer hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

         4.03 Qualification as Licensee. Buyer knows of no reason why it should not be found by the FCC to be qualified under the Communications Act of 1934, as amended, and the FCC's rules and regulations to become the licensee of the System.

         4.04 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and of the agreements and instruments to be executed by Buyer hereunder, requires no action by or in respect of, or filing with, any governmental body, agency or official other than (a) the filings with and approval of the FCC necessary to consummate the transactions contemplated hereby, and (b) compliance with the disclosure requirements of the Securities Exchange Act of 1934, as amended.

         4.05 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and of the agreements and instruments to be executed by Buyer hereunder do not and will not (a) violate the certificate of incorporation or Bylaws of Buyer or (b) assuming compliance with the matters referred to in Section 4.04 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree. Buyer is not a party to or bound by any contract prohibiting the consummation of the transactions contemplated hereby, nor any contract or contracts that either separately or in the aggregate materially and adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement.

         4.06 Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Assets.

         4.07 Litigation. There is no action, suit, investigation or proceeding pending against, or to Buyer's knowledge, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

         5. Application for Regulatory Consents. The parties will, within fifteen (15) days of execution of this Agreement, file applications with the FCC requesting its written consent to the assignment of all FCC Licenses for the System (and any extensions and renewals thereof) from Seller to Buyer. Seller and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, provide any additional information reasonably requested, and otherwise use their reasonable efforts in order to obtain promptly the requested consent and approval of the applications by the FCC without significant conditions; provided that none of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, if any. Seller and Buyer shall use their reasonable efforts to obtain any other consents and approvals required to be obtained from any other person or entity in connection with the assignment of the Licenses and the consummation of the transactions required by this Agreement, including any consents or approvals from the FAA or PUCs.

         6. Hart-Scott-Rodino. As promptly as practicable and no later than ten (10) days following the execution of this Agreement, Seller and Buyers shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall mutually agree that no such filing is required. Seller and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of such Act.

         7. Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

         7.01 Negative Covenants. Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:

               (a) Dispositions; Mergers. Sell, assign, lease or otherwise transfer or dispose of any of the Assets; or merge or consolidate with or into any other entity or enter into any agreements relating thereto; provided, however, Seller may sell, assign, lease or otherwise transfer or dispose of any asset described in Schedule 1.3 if such asset is expended in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the cellular communications industry, and property or equipment of like kind and equivalent value is substituted therefor.

               (b) Accounting Principles and Practices. Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices.

               (c) Subscriber/Roaming Agreements. Enter into any subscriber agreement, roaming agreement, contract, commitment or understanding with subscribers or other carriers, except those that are consistent with Seller's rate plans and roaming rates used by Seller's subscribers and carriers as of the date hereof.

               (d) Additional Agreements. Materially modify or amend any of the agreements listed in Schedule 1.6 or enter into any roaming or other agreements, contracts, leases, commitments, understandings, or licenses (collectively, "Additional Agreements") or incur any obligation or liability (contingent or absolute); provided, however, that Seller may enter into such Additional Agreements (other than Additional Agreements with Seller's Affiliates) in the ordinary course of business consistent with Seller's past business practices and with customary practices in the cellular communications industry, so long as such

Additional Agreements do not involve payments or obligations in excess of Two Thousand Dollars ($2,000) for each such Additional Agreement in any month, or Ten Thousand Dollars ($10,000) for all such Additional Agreements in any month in the aggregate, and each such Additional Agreement is terminable on not more than thirty (30) days' prior written notice.

               (e) Breaches; Employment Contracts. Do or omit to do any act (or permit such action or omission) which will cause a material breach of any contract, understanding, commitment, obligation, lease, license or other agreement to which Seller is a party or by which Seller is bound; or enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee.

               (f) Actions Affecting Licenses or Contracts. Take any action which may jeopardize the validity or enforceability of or rights under the Licenses or any other material lease or contract.

               (g) Solicitation. Take any action, either directly or indirectly, through its affiliates, any agent or otherwise, to solicit, initiate, encourage or entertain proposals, offers or inquiries from, provide information to or participate in negotiations with, any person or entity with respect to any acquisition, purchase, merger or joint venture involving the System or the Assets.

         7.02 Affirmative Covenants. Pending and prior to the Closing Date, Seller will:

               (a) Preserve Existence. Preserve its corporate existence and business organization intact, maintain its existing franchises and licenses, use its best efforts to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with it, and keep all Assets in their present condition, ordinary wear and tear excepted.

               (b) Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 7.01), (i) carry on the businesses and activities of the System, entering into roaming arrangements, entering into other agreements, leases, commitments or understandings in the usual and ordinary course of business consistent with Seller's past business practices and with customary practices in the cellular communications industry;
(ii) pay or otherwise satisfy all obligations of the System as they come due and payable; (iii) maintain all of its properties in customary repair, order and condition; (iv) maintain good relations with all employees without any increase in compensation; and (v) maintain its books of account, records, and files in substantially the same manner as heretofore.

               (c) Preserve Accuracy of Representations and Warranties. Use its reasonable best efforts to ensure that all representations and warranties of Seller in this Agreement remain true and correct and all covenants and agreements of Seller in this Agreement are fulfilled, and refrain from taking any action which would cause any such representation or warranty to fail to be true and correct or any such covenant or agreement to be unfulfilled; and notify Buyer promptly of any failure of any such representation or warranty to be true and correct or any failure of any covenant or agreement to be fulfilled as of the date it is required to be fulfilled hereunder (or if no date is specified, by the Closing Date).

               (d) Maintain Licenses. Maintain the validity of the Licenses and comply with all rules and regulations of the FCC, FAA and PUCs. If notice of any such violation is received or if Seller hereafter becomes aware of any such violation, Seller shall notify Buyer and, pursuant to Section 7.02(k), Seller at Seller's own expense shall cure all such violations prior to the Closing.

               (e) Taxes. Pay or discharge when due and payable all tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes.

               (f) Partnership Action. Take all partnership action under the law of any state having jurisdiction over Seller necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

               (g) Transfer Tax; Bulk Sales. Take all necessary action to pay (or, where necessary, provide for the payment of) all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws, in connection with the transactions contemplated by this Agreement and the agreements and instruments called for hereunder.

               (h) Access. Give to Buyer and Buyer's authorized representatives full and complete access upon reasonable notice during normal business hours to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers, employees and vendors.

               (i) Transition. Take all actions necessary to accomplish an orderly and successful conversion of the switch traffic, billing data and subscriber information to Buyer's System at Closing.

               (j) Other Information. Provide to Buyer all such other information and copies of documents concerning Seller, the operation of the System and the Assets and Seller's customers and suppliers as Buyer may reasonably request.

               (k) Insurance. Maintain in full force and effect all of its existing casualty, liability, and other insurance through the Closing Date in amounts not less than those in effect on the date hereof.

               (l) Violations. Upon receiving notice or otherwise becoming aware of any violation relating to the Licenses, any violation by the Seller or the System of any rules and regulations of the FCC, or any material violations under any other applicable statutes, rules, regulations, or laws, promptly notify Buyer and, at Seller's expense, cure all such violations prior to the Closing Date.

               (m) Financial Statements. Provide Buyer with (i) unaudited monthly balance sheets, and statements of revenues and expenses reflecting the results of business and operations of the System and of Seller for July, 1996 and for each month thereafter, within twenty (20) days of the end of each such month; (ii) audited statements of assets and liabilities and statements of revenues and expenses reflecting the results of the business and operations of the System for calendar year 1995, within thirty (30) days of the date hereof; and (iii) the Seller Closing Balance Sheets. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.04

               (n) Interruption in Operations. Promptly notify Buyer in writing of any interruption in the operation of the System or any cell site for more than 24 consecutive hours.

               (o) Consents. Use its reasonable best efforts to obtain third party consents necessary to assign to Buyer those agreements on Schedule 1.6.

               (p) Bulk Sales Law. Seller hereby assumes all liability related to any Bulk Sale, if applicable.

         7.03 Removal of Materials. Any building materials or other items which Seller leaves located in or around the Property which qualify as Hazardous Wastes or Toxic Substances or which are otherwise reasonably unacceptable to the Buyer shall immediately be removed from the Property upon written demand by Buyer at Seller's cost and expense.

         7.04 Confidentiality. Seller will maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer. In the event this Agreement is terminated, Seller will return to Buyer all documents, drafts, workpapers, and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

         7.05 Employees. As of the Closing Date, Seller will take all action necessary to terminate the employees of or engaged in the operation of the System. Seller shall pay such employees all amounts due to them through the Closing Date and shall indemnify, defend and hold harmless Buyer against all liabilities, damages, obligations and claims resulting from such amounts being due or such termination of employment. Buyer may, in its sole discretion, offer employment to employees of or engaged in the operation of the System on terms and conditions satisfactory to Buyer. Buyer will provide Seller, ten (10) business days prior to the Closing Date, with a list of the employees, to whom Buyer intends to offer employment. For those employees that Buyer chooses to hire, the Buyer will assume any vacation liability and receive a corresponding purchase price reduction.

         8. Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

         8.01 Capital Expenditures. Buyer will fund all capital expenditures of Seller ("Capital Expenditures") from the date hereof through the Closing Date or termination of this Agreement pursuant to Section 15 or Section 17.02
(ii) hereof, provided however, that (i) all capital expenditures must be acceptable to Buyer and (ii) that in the event of termination of this Agreement by Buyer pursuant to Section 15 or Section 17.02 (ii) hereof, Seller shall immediately repay Buyer all Capital Expenditures plus interest at a rate equal to the "Prime Rate" of interest published in the Wall Street Journal on the date of termination of the Agreement.

         8.02 Confidentiality. Buyer will maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller. In the event this Agreement is terminated, Buyer will return to Seller all documents, drafts, workpapers, and other material prepared or furnished by Seller relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

         8.03 Corporate Action. Prior to the Closing, Buyer shall take all corporate action under the law of the State of Delaware necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

         8.04 Access. On and after the Closing Date, Buyer will afford promptly to the Seller and their agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the Seller to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by the Seller shall not unreasonably interfere with the conduct of the business of Buyer.

         8.05 No Change in Representations and Warranties. From the date hereof until the Closing Date, except with the prior written consent of Seller, Buyer shall not, if it would either separately or in the aggregate materially and adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement, (a) take or agree or commit to take any action that would make any representation or warranty of Buyer hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

         9. Conditions Precedent to Buyer's Obligation to Close. The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

         9.01 Representations and Covenants. The representations and warranties of Seller made herein or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date. The use of the term "material" in this Section and in Sections 10.01, 11.02(f), 11.03(c), 19.01 and 19.02 shall not modify or apply to any of the representations, warranties or covenants in this Agreement which are already modified by "material."

         9.02 Consents. Seller shall have obtained prior to the Closing Date all consents necessary to effect valid assignments to Buyer of all of the contracts specified in Schedule 1.6 by an asterisk and all other consents necessary to consummate the transactions contemplated hereby, except to the extent the absence of such consents does not materially affect the operation of the System (except for the FCC Order which shall be governed by Section 9.04).

         9.03 Delivery of Documents. The Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 11.02.

         9.04  FCC Order.  The FCC Order shall have become a Final Order.

         9.05  Survey.  Buyer shall have received the Survey.

         9.06 Environmental Assessments. Buyer shall have received and be reasonably satisfied with the Phase One's and, if necessary, the Phase Two's on all Seller's Property. Buyer shall provide Seller with written notice of satisfaction of this condition precedent or written notice of the details of any environmental issue that may deter satisfaction of the condition precedent. Either written notice shall be presented to Seller prior to December 31, 1996. In the event there is no notice provided Seller, the condition precedent described in this Section 9.06 shall be deemed satisfied.

         9.07 Title Insurance Commitment and Survey. Buyer shall have received the Title Insurance Commitment and Survey referred to in Section 1 for the real property described in Schedule 1.1, in form and substance reasonably satisfactory to Buyer.

         9.08 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement (but not including an action or proceeding instituted or threatened by Buyer).

         9.09 Hart-Scott-Rodino. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

         9.10 Absence of Material Change. Neither the System nor the Assets shall have suffered a material adverse change since December 31, 1995, and there shall have been no changes since December 31, 1995 in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of Seller, of the System or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement, changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse, or changes that result from actions or events affecting the telecommunications industry or the wireless portion thereof in general.

         9.11 Financial Statements. Seller shall have provided Buyer with the financial statements referred to in Section 7.02(l) hereof, including the Preliminary Seller Closing Balance Sheet and Income Statement.

         10. Conditions Precedent to Seller's Obligation to Close. The obligations of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

         10.01 Representations and Covenants. The representations and warranties of Buyer made in this Agreement or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

         10.02 Delivery of Documents. Buyer shall have delivered to Seller the Closing Cash Payment and all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 11.03.

         10.03  FCC Order.  The FCC Order shall have become a Final Order.

         10.04 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

         10.05 Hart-Scott-Rodino. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

         11.  The Closing.

         11.01 Closing. Unless otherwise agreed by the parties hereto, the Closing hereunder shall be held on the later of (i) February 1, 1997, or (ii) a date specified by Buyer within five (5) business days following the date the FCC Order becomes a Final Order. The Closing shall be held at a time and place as the parties may agree. The Closing shall be effective at 12:01 a.m. on the Closing Date.

         11.02 Deliveries by Seller. At or before the Closing, the Seller shall deliver to Buyer:

               (a) Agreements and Instruments. The following bills of sale, statements, assignments and other instruments of transfer, dated as of the Closing Date and executed by Seller, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets and satisfactory to counsel to Buyer:

                                (i) Assignment of Assets substantially in the form attached hereto as Exhibit A-1;

                                (ii) General Warranty Deed in form attached hereto as Exhibit B; and

                                (iii) Such other instruments or documents as Buyer or Buyer's senior lender may reasonably request.

               (b) Consents. Copies of all consents necessary to effect valid assignments to Buyer of all of the agreements listed on Schedule 1.6.

               (c) Certificate Concerning Interim Agreements. A certificate of Seller describing all agreements with subscribers, roaming agreements and all other contracts, agreements and leases entered into by Seller between the date hereof and the Closing Date (the "Interim Agreements"), and certifying that such Interim Agreements were entered into in accordance with Section 7.01.

               (d) UCC Report. A report of the appropriate filing officers in the jurisdictions specified in Schedule 9 regarding absence of filings with their respective offices under the Uniform Commercial Code of financing statements naming Seller as debtor with respect to any of the Assets, except for those financing statements relating to the encumbrances listed on Schedule 5 which will be terminated simultaneously with the Closing. Such report shall be dated not more than ten (10) days prior to the Closing Date.

               (e) Partnership Actions. Copies of the documents reflecting action by the Seller and its corporate general partner (including, to the extent applicable, resolutions of the general partner of the Seller), certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

               (f) Officers' Certificate. A certificate of Seller signed by the President of the general partner of the Seller certifying that the representations and warranties of Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.

               (g) Opinion of Counsel. An opinion of counsel for Seller, dated the Closing Date, addressed to Buyer and to Buyer's lender, substantially in the form attached hereto as Exhibit C.

               (h) Opinion of FCC Counsel. An opinion of FCC counsel for Seller, dated the Closing Date, addressed to Buyer and to Buyer's lender, substantially in the form attached hereto as Exhibit D .

         11.03 Deliveries by Buyer. At or before the Closing, Buyer shall deliver to Seller:

               (a) Payments, Agreements and Instruments. The following payments, agreements and instruments:

                                (i)  The Closing Cash Payment in manner set
               forth in Section 2; and

                                (ii) Assumption Agreement substantially in the form attached hereto as Exhibit E;

               (b) Corporate Actions. Copies of the documents reflecting action by the Buyer (including, to the extent applicable, resolutions of the Buyer), certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

               (c) Officers' Certificate. A certificate of Buyer signed by the President and the Secretary of the Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

               (d) Opinion. An opinion of counsel for Buyer, dated the Closing Date and addressed to Seller, substantially in the form attached hereto as Exhibit F.

         12. Possession and Control. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the System, and such operation, including complete control and supervision of all programs, shall be the sole responsibility of Seller; provided, however, Buyer shall be entitled to inspect the Assets as provided in Section 7.02(i) so that an uninterrupted and efficient transfer of ownership may be effected. On and after the Closing Date, Seller shall have no control over, or right to intervene or participate in, the business and operations of the System.

         13. Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage (provided, however, if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer), or (b) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of Section 15).

         14.   Survival; Indemnification.

         14.01 Survival of Seller's Representations. The representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing Date and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer, but shall, in any event, terminate on the first anniversary of the Closing Date.

         14.02 Indemnification by Seller. Subject to the conditions and provisions of Section 14.06, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claim (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.04, arising out of, relating to or resulting from the businesses of Seller, or relating to or resulting from the Assets or the business and operations of the System during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement; or
(c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement; provided, however, that Buyer shall be entitled to indemnification pursuant to the provisions of this Section 14 only if the aggregate amount of all claims for which indemnification is otherwise available hereunder exceeds $100,000, except in connection with claims arising out of the representations and warranties set forth in Sections 3.05(b), 3.05(c), 3.15(b), 7.02(e) and 7.02(g), as to which no limitation shall apply.

         14.03 Survival of Buyer's Representations. The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Seller, but shall, in any event, terminate on the first anniversary of the Closing Date.

         14.04 Indemnification by Buyer. Subject to the conditions and provisions of Section 14.05, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claims (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer hereunder; (b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement; or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement; provided, however, that Seller shall be entitled to indemnification pursuant to the provisions of this Section 14 only if the aggregate amount of all claims for which indemnification is otherwise available hereunder exceeds $100,000.

         14.05 Conditions of Indemnification. The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 14, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

               (a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof.

               (b) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim.

               (c) In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).

               (d) Anything in this Section 14.06 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

         15. Termination. If (i) an FCC Order has not become a Final Order and/or the Closing has not occurred on or before September 1, 1997, (ii) the FCC designates the application contemplated by Section 5 for an evidentiary hearing, or (iii) the FCC issues an order in connection with such application with conditions which are adverse to Buyer and which materially diminish the operating rights with respect to the Assets and the System (except any such conditions expressly accepted by Buyer in writing), then in any such event Buyer or, in the event of
(i) or (ii) above, Seller may, upon written notice to the other parties hereto, terminate this Agreement without any further obligation to the other hereunder, provided, that such notice of termination is given prior to the date on which such FCC Order shall have become a Final Order; and provided, further, that the party seeking to terminate this Agreement under this Section shall not be in default under this Agreement. Upon termination of this Agreement, this Agreement shall be deemed null, void, and of no further force and effect (except for the provisions of Sections 7.04, 8.01, and 19, which shall survive such termination).

         16. Allocation of Acquisition Price. On the Closing Date, Buyer and Seller shall mutually agree in writing upon the allocation of the purchase price among the Assets, provided however, that the parties agree that Three Million Two Hundred Thousand Dollars ($3,200,000) shall be allocated to the tangible assets purchased hereunder. Such allocation, except the tangible assets, shall be adjusted as necessary in connection with the final determination of the Final Purchase Price. The parties agree that such allocation shall be made based upon the relative fair market values of the Assets as of the Closing Date conforming with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). If the parties are unable to reach agreement on such allocations, they shall participate in good faith negotiations in an attempt to resolve the dispute. If the parties fail to resolve the dispute within fifteen (15) business days after the Closing Date, the parties shall engage the accounting firm of Deloitte & Touche LLP in Washington, D.C., whose determination in allocation of the purchase price among the Assets shall be final and binding on the parties. The parties shall share equally in the expense of the appraisal firm. The parties agree to file with their respective federal income tax returns for the tax year in which the Closing occurs IRS Form 8594 containing the information agreed upon by the parties pursuant to this Section 16. Seller and Buyer agree not to assert for income tax purposes (including in connection with any tax return, tax audit or similar proceeding) any allocation of the purchase price that differs from that determined pursuant to this section and contained in IRS Form 8594.

         17.  Remedies.

         17.01 Default by Buyer. If Buyer shall default in the performance of its obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Section 10 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Buyer, to terminate this Agreement and Seller shall have all available remedies at law.

         17.02 Default by Seller. If Seller shall default in the performance of Seller's obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 9 are not satisfied and for such reason or reasons this Agreement is not consummated, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option:

                        (i) To require Seller to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or

                        (ii) By written notice to Seller, to terminate this Agreement and to pursue any other remedies Buyer has at law or in equity or otherwise.

         17.03 Specific Performance. Seller acknowledges that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

         18. Additional Actions and Documents. Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

         19. Brokers. Seller represents to Buyer that, Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that, except for Columbia Capital for which Buyer is solely responsible, Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing Date without limitation as to time.

         20. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Buyer shall pay all costs of conveyances, all notary fees, all fees and expenses for the Phase Ones and Phase Twos (if necessary), filing fees for the FCC, the Survey, all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder.

         21. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                 (i)  If to Buyer:

                          Palmer Wireless Holdings, Inc.
                          12800 University Drive, Suite 500
                          Fort Myers, FL  33907-5333
                          Attn:  Mr. William Ryan

                 with a copy (which shall not constitute notice) to:

                          Palmer Wireless Holdings, Inc.
                          12800 University Drive, Suite 500
                          Fort Myers, FL  33907-5333
                          Attn:  Patrick Meehan, Esq.

                 (ii)  If to Seller:

                          Mobile Communications Systems L.P.
                          604 W. Pinon Street
                          Farmington, NM 87401
                          Attn:  Mr. David C. Turner
                 with a copy (which shall not constitute notice) to:

                          Anderson & Anderson
                          315 S. Beverly Drive
                          Suite 315
                          Beverly Hills, CA 90212

         or such other address as the addressee may indicate by written notice.

         Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         22. Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         23. Benefit and Assignment. Except as hereinafter specifically provided in this Section 23, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder without the consent of Seller, if such assignment is, to any subsidiary of Buyer. No such assignment, however, shall release Buyer from its obligations hereunder.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         24. Remedies Cumulative. Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other, or its successors or assigns. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.

         25. Entire Agreement; Amendment. This Agreement, including the Schedules and Exhibits hereto and other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

         26. Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

         27. Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

         28. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Georgia, including the choice of law rules thereof.

         29. Signature in Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         30. Transition Matters. Seller and Buyer shall cooperate in good faith in the orderly transition of operations of the System.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                                    SELLER
                                    ------

[Seal]                              MOBILE COMMUNICATIONS
                                        SYSTEMS, L.P.
                                    BY MOBILE COMMUNICATIONS
                                        SYSTEMS, INC.
ATTEST:                             ITS GENERAL PARTNER




By:                                 By:  /s/ David C. Turner
    -------------------------          -------------------------------------
                                       David C. Turner, President


                                    BUYER
                                    -----

[Seal]                              CELLULAR DYNAMICS TELEPHONE
                                    COMPANY OF GEORGIA

ATTEST:



By:                                 By:  /s/ Robert G. Engelhardt
    -------------------------          ----------------------------------------
                                       Robert G. Engelhardt, President

        The exhibits and schedules to the Sale and Purchase Agreement are not included with this Current Report on Form 8-K. The Company will provide those exhibits and schedules upon the request of the Securities and Exchange Commission.